Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2026 (which includes an explanatory paragraph relating to Valion Bio, Inc.’s ability to continue as a going concern) relating to the financial statements of Valion Bio, Inc. as of and for the years ended December 31, 2025 and 2024.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

June 5, 2026